UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 18, 2005
LANCER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Texas	0-13875	74-1591073
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

6655 Lancer Blvd., San Antonio, Texas (Address of Principal Executive Offices)	78219 (Zip Code)
(210) 310-7000
(Registrant’s Telephone Number, Including Area Code)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Agreement and Plan of Merger
Voting and Support Agreement
Press Release

Item 1.01. Entry into a Material Definitive Agreement.
The Merger Agreement
Lancer Corporation (the “Company”) announced that it had entered into an Agreement and Plan of Merger, dated as of October 18, 2005 (the “Merger Agreement”) with Hoshizaki America, Inc. (“Hoshizaki”). The Merger Agreement contemplates that a designee of Hoshizaki to be formed as a corporation under the laws of the State of Texas will be merged with and into the Company (the “Merger”) and each outstanding share of the common stock of the Company will be converted in the Merger into the right to receive $22.00 per share in cash, without interest. The Merger Agreement has been approved by the Company’s board of directors after the receipt of a fairness opinion that the transaction is fair to the Company’s stockholders from a financial point of view.
The Company has made customary representations and warranties and covenants in the Merger Agreement, including among others (i) not to (A) solicit proposals relating to alternative business combination transactions or (B) subject to certain limited exceptions to permit the board of directors to comply with their fiduciary duties, enter into discussions concerning or provide confidential information in connection with alternative business combination transactions, and (ii) subject to certain limited exceptions to permit the board of directors to comply with their fiduciary duties, for the Company’s board of directors to recommend that the Company’s stockholders adopt the Merger Agreement and thereby approve the Merger. The operating covenants in the Merger Agreement also provide, among other things and subject to certain exceptions, that without Hoshizaki’s prior consent (i) the Company may not declare or pay any dividends and (ii) the Company may not enter into a material contract except in the ordinary course of business.
Consummation of the Merger is subject to various customary conditions, including adoption of the Merger Agreement by the Company’s stockholders, the absence of certain legal impediments to consummation of the Merger or any material adverse change in the Company’s business, no more than 5% of the Company’s stockholders shall have perfected appraisal rights and the receipt of certain regulatory approvals. Proceeds from existing Hoshizaki credit lines, together with available cash of Hoshizaki, will be sufficient for Hoshizaki to pay the aggregate merger consideration and all related fees and expenses. The closing of the Merger is not conditioned on the receipt of any debt financing by Hoshizaki.
The Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances, the Company may be required to pay Hoshizaki a termination fee equal to $6,600,000. In addition, in the event the Merger Agreement is terminated because either (i) the Company’s stockholders fail to adopt the Merger Agreement at the stockholders meeting called for that purpose or (ii) the Company’s representations and warranties are not true and correct as of the date made or as of the closing date, except for any representations and warranties made as of a specific date, and would reasonably be expected to have, individually or in the aggregate, a material adverse change in the Company’s business, the Company is required to reimburse Hoshizaki for expenses incurred in connection with the Merger Agreement.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Voting and Support Agreement
In connection with the execution of the Merger Agreement, members of the Company’s board of directors holding approximately 38% of the outstanding shares of the Company’s common stock, in their capacities as stockholders, entered into the Voting and Support Agreement, dated as of October 18, 2005, with Hoshizaki pursuant to which, among other things, such stockholders agreed to vote in favor of the Merger, subject to certain limited exceptions to permit the board of directors to comply with their fiduciary duties. The Voting and Support Agreement will terminate upon the earliest of (i) the termination of the Merger Agreement or (ii) the effective time of the Merger. The foregoing description of the Voting and Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting and Support Agreement filed as Exhibit 99.1 and incorporated herein by reference.
Item 8.01 Other Events.
On October 19, 2005, the Company issued a press release announcing the signing of the Merger Agreement, a copy of which is furnished as Exhibit 99.2.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

2.1*	Agreement and Plan of Merger, dated as of October 18, 2005, by and between Lancer Corporation and Hoshizaki America, Inc.

99.1	Voting and Support Agreement, dated as of October 18, 2005, by and between Hoshizaki America, Inc. and the other parties thereto.

99.2	Press Release, dated October 19, 2005

*	The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish a copy of any of the schedules to the SEC upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, Lancer Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 19, 2005	LANCER CORPORATION

	By:	/s/ Christopher D. Hughes

Christopher D. Hughes, Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit
2.1*	Agreement and Plan of Merger, dated as of October 18, 2005, by and between Lancer Corporation and Hoshizaki America, Inc.

99.1	Voting and Support Agreement, dated as of October 18, 2005, by and between Hoshizaki America, Inc. and the other parties thereto.

99.2	Press Release, dated October 19, 2005

*	The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish a copy of any of the schedules to the SEC upon request.